--------------------------------------------------------------------------------
      As filed with the Securities and Exchange Commission on July 10, 1998
                           Registration No. 333-53787
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                               Amendment No. 1 to
                                    FORM S-3


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                       ADVANCED MACHINE VISION CORPORATION
             (Exact name of registrant as specified in its charter)


        California              2067 Commerce Drive          33-0256103
(State or other jurisdiction     Medford, OR 97504        (I.R.S. Employer
    of incorporation or            541-776-7700          Identification No.)
       organization)       (Address and telephone number
                            of Registrant's principal
                               executive offices)


                                  Alan R. Steel
                               2067 Commerce Drive
                                Medford, OR 97504
                                Tel. 541-776-7700
                                Fax. 541-779-6838
            (Name, address and telephone number of agent for service)
                            ------------------------


          Approximate date of commencement of proposed sale to public:
               As soon as practicable following the effectiveness
                         of this Registration Statement.


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                   SUBJECT TO COMPLETION, DATED JULY 10, 1998

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

                       ADVANCED MACHINE VISION CORPORATION
                     652,500 Shares of Class A Common Stock

This Prospectus relates to the offer by certain securityholders named herein (the "Selling Securityholders") for sale to the public from time to time of up to (i) 232,500 shares of restricted Class A Common Stock (the "Common Stock") of Advanced Machine Vision Corporation ("AMV" or the "Company"), and (ii) 420,000 shares of Common Stock issuable upon the exercise of certain stock options granted to directors of, and consultants to, the Company. Unless otherwise indicated herein, references herein to the "Company" means Advanced Machine Vision Corporation and its subsidiaries.

With respect to 200,000 shares of restricted Common Stock, the shares cannot be traded or transferred unless (i) the employee remains in the employ of the Company until January 10, 2000, and (ii) a payment of $1.80 per share is made by the employee to AMV. If any of these conditions are not met, the related shares of stock will be forfeited and returned to the Company. With respect to 32,500 shares of restricted stock, the shares cannot be traded until January 1, 1999.

The 420,000 shares of Common Stock are issuable upon the exercise of stock options at prices ranging from $1.56 to $2.03 per share. Such options expire between 2002 and 2003.

The Common Stock is traded on the Nasdaq Stock Market under the symbol "AMVC." As of July 7, 1998, the last sale price for the Common Stock as reported on the Nasdaq Stock Market was $1.91.

This offering is not being underwritten. The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the shares of Common Stock owned by each of them in negotiated transactions or in transactions on the Nasdaq Stock Market or otherwise at prices and terms prevailing at the time of sale. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders. In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

The Company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to their sales of the Shares. The Company also has advised the Selling Securityholders of the requirements for delivery of this Prospectus in connection with any sale of the Shares.

See "Risk Factors" beginning on page 5 of this Prospectus for a discussion of certain material risks associated with an investment in the Shares offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ________________, 1998


                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549, as well as at the following regional offices: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 W Madison Street #1400, Chicago, IL 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549, at prescribed rates. The Securities are traded on the Nasdaq Market (small-cap) and the Company's reports, proxy or information statements, and other information filed with Nasdaq may be inspected at Nasdaq's offices at 1735 K Street NW, Washington, DC 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's World Wide Web site is http:/www.sec.gov.

Additional information regarding the Company and the Common Stock offered hereby is contained in the Registration Statement on Form S-3 of which this Prospectus is a part (including all exhibits and amendments thereto, the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents which have been previously filed by the Company (Commission File No. 0-20097) with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and (c) the Company's current reports on Form 8-K filed on February 27, 1998 (date of report: January 1, 1998) and June 15, 1998 (date of report: June 5, 1998).

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

On request, the Company will provide, without charge, to each person to whom this Prospectus is delivered a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Advanced Machine Vision Corporation, 2067 Commerce Drive, Medford, OR 97504, Attention: Alan R. Steel, or by telephone at 541-776-7700.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto incorporated by reference herein. An investment in the Securities offered hereby involves certain material risks. Prospective investors should carefully consider the factors discussed under "Risk Factors." Unless otherwise indicated, the information contained in the Prospectus assumes that outstanding warrants and outstanding options under the Company's stock option plans, except for those listed as being sold under Selling Securityholders, are not exercised.


                                  The Offering


Class A Common Stock offered hereby.......    652,500 shares

Class A Common Stock outstanding
  before offering......................... 10,641,718 shares (3)

Class A Common Stock outstanding
  after offerings and exercise of
  underlying securities (1)............... 11,061,718 shares (3)

Class B Common Stock outstanding
  before and after offering(2)............     76,835 shares

Use of  Proceeds.......................... All of the proceeds from the sale of the Securities offered hereby will be
                                           received by the Selling Security-
                                           holders. The Company will not receive
                                           any of the proceeds from this
                                           offering but will bear estimated
                                           expenses of approximately $25,000.

Risk Factors.............................. The securities offered hereby involve a high degree of risk. See "Risk
                                           Factors."

NASDAQ Symbol............................. Class A Common Stock - AMVC

(1) Assumes that options to purchase 420,000 shares are exercised. See "Risk Factors - Need for Additional Financing."

(2) The Class A Common Stock and the Class B Common Stock are substantially identical except that the Class B Common Stock has limited transferability.

(3) Based on 10,641,718 shares of Class A Common Stock outstanding as of June 30, 1998.

                                  RISK FACTORS


Cautionary Statements and Risk Factors

The Company and its representatives may from time to time make written or oral forward-looking statements with respect to long-term objectives or expectations of the Company, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to stockholders.

The words or phrases "will likely," "are expected to," "is anticipated," "is predicted," "forecast," "estimate," "project," "plans to continue," "believes," or similar expressions identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. In connection with the "Safe Harbor" provisions on the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company cautions that the following list of important factors may not be all inclusive, and it specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Among the factors that could have an impact on the Company's ability to achieve its operating results and growth plan goals and/or affect the market price of the Company's stock are:

   * The Company's history of losses and negative cash flow.
   * The uncertain ability to manage growth and integrate acquired businesses.
   * The uncertain ability to develop technologically competitive products and adapt to rapid technological change.
   * The uncertainty of market acceptance of the Company's new products.
   * AMV's dependence on certain markets and the need to expand into new markets.
   * The lengthy sales cycle for the Company's products.
   * The Company's highly competitive marketplace.
   * The dependence on sole or a limited number of suppliers.
   * The risks associated with dependence upon significant customers and reliance on certain distributors.
   * The risks associated with international sales.
   * Fluctuations in quarterly operating results and seasonality in certain of the Company's markets.
   * Risks associated with acquisitions and other relationships.
   * Dependence upon key personnel.
   * The Company's ability to protect its intellectual property.
   * The possibility of product liability or other legal claims.
   * Exposure to possible warranty and litigation claims.
   * The possible need for additional financing.
   * The anti-takeover effects of the 1998 Shareholder Rights Plan.
   * The inability of the Company or its suppliers or customers to remedy potential problems with information systems related to the arrival of the year 2000.

These risk factors are discussed in further detail below.

History of Losses; Negative Cash Flow: Prior to 1995 and in 1996, the Company experienced losses and negative operating cash flow. The Company believes it may operate at a negative cash flow for certain periods in the future due to (i) the need to fund certain development projects, (ii) cash required to enter new market areas, (iii) irregular bookings by customers due to the relatively high per-unit cost of the Company's products which may cause fluctuations in quarterly or yearly revenues, (iv) cash required for the repayment of debt, especially $3.25 million due in July 1999, and (v) possible cash needed to fully integrate the operations of the Company's SRC VISION, Inc. and Ventek, Inc. subsidiaries. If the Company is unable to consistently generate sustained positive cash flow from operations, the Company must rely on debt or equity financing.

Although the Company achieved profitability in 1995 and 1997, there can be no assurance as to the Company's profitability on a quarterly or annual basis in the future. Furthermore, the non-recurring expenses in early 1996 resulted in a significant loss for the 1996 fiscal year.

Uncertain Ability to Manage Growth and Integrate Acquired Businesses: As part of its business strategy, the Company intends to pursue rapid growth. In March and July 1996, the Company acquired Pulsarr and Ventek which had sales in 1995 of approximately $11.4 million and $4.4 million, respectively, and would have added approximately 80% to the Company's 1995 sales on a proforma basis. Pulsarr was subsequently sold in May 1997 pursuant to an unsolicited offer, which sale provided the Company with cash for financial flexibility and eliminated certain potential liabilities related to non-vision products sold by Pulsarr in prior years. A growth strategy involving the integration of new entities, such as Ventek, will require the establishment of sales representatives and distribution relationships, expanded customer service and support, increased personnel throughout the Company and the continued implementation and improvement of the Company's operational, financial and management information systems. There is no assurance that the Company will be able to attract qualified personnel or to accomplish other measures necessary for its successful integration of Ventek or other acquired entities or for internal growth, or that the Company can successfully manage expanded operations. As the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect the Company's financial condition and results of operations.

Uncertain Ability to Develop Technologically Competitive Products and Adapt to Rapid Technological Change: The markets for the Company's machine vision products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. For example, the Company believes that the 1995 introduction by Key Technology, Inc. of its new line of vision sorting equipment adversely affected bookings in late 1995 and 1996. Sales of the Company's products depend in part on the continuing development and deployment of new technology and services and applications. The Company's success will depend to a significant extent upon its ability to enhance its existing products and develop new products that gain market acceptance. There can be no assurance that the Company will be successful in selecting, developing and manufacturing new products or enhancing its existing products on a timely or cost-effective basis or that products or technologies developed by others will not render the Company's products noncompetitive or obsolete. Moreover, the Company may encounter technical problems in connection with its product development that could result in the delayed introduction of new products or product enhancements.

Uncertainty of Market Acceptance of New Products: The Company's future operating results will depend upon its ability to successfully introduce and market, on a timely and cost-effective basis, new products and enhancements to existing products. There can be no assurance that new products or enhancements, if developed and manufactured, will achieve market acceptance. The Company is currently in the initial prototype stage of development on a new high-speed software and digital signal processing technology designed to significantly improve system performance. There can be no assurance that a market for this system will develop (i.e., that a need for the system will exist, that the system will be favored over other products on the market, etc.) or, if a market does develop, that the Company will be able, financially or operationally, to market and support the system successfully.

Dependence on Certain Markets and Expansion Into New Markets: The future success and growth of the Company is dependent upon continuing sales in domestic and international food processing markets as well as successful penetration of other existing and potential markets. A substantial portion of the Company's historical sales has been in the potato and other vegetable processing markets. Reductions in capital equipment expenditures by such processors due to commodity surpluses, product price fluctuations, changing consumer preferences or other factors could have an adverse effect on the Company's results of operations. The Company also intends to expand the marketing of its processing systems in additional food markets such as meat and granular food products, as well as non-food markets such as plastics, wood products and tobacco, and to expand its sales activities in foreign markets. In the case of Ventek, the wood products market served is narrow and cyclical, and saturation of that market and the potential inability to identify and develop new markets could adversely affect Ventek's growth rate. The Company may not be able to successfully penetrate additional food and non-food markets or expand further in foreign markets.

Lengthy Sales Cycle: The sales cycle in the marketing and sale of the Company's machine vision systems, especially in new markets or in a new application, is lengthy and can be as long as three years. Even in existing markets, due to the $150,000 to $600,000 price range for each system and possibly significant ancillary costs required for a customer to install the system, the purchase of a machine vision system can constitute a substantial capital investment for a customer (which may need more than one machine for its particular proposed application) requiring lengthy consideration and evaluation. In particular, a potential customer must develop a high degree of assurance that the product will meet its needs, successfully interface with the customer's own manufacturing, production or processing system, and have minimal warranty, safety and service problems. Accordingly, the time lag from initiation of marketing efforts to final sales can be lengthy.

Highly Competitive Markets: The markets for the Company's products are highly competitive. A major competitor of the Company introduced several years ago a new flat-belt optical sorter product which has increased the competition that the Company faces. In the case of Ventek, the wood industry continues to develop alternative products to plywood (e.g., oriented strand board) which do not require vision systems for quality control. Some of the Company's competitors, including Pulsarr, which was sold in May 1997 to a company significantly larger than AMV, may have substantially greater financial, technical, marketing and other resources than the Company. Important competitive factors in the Company's markets include price, performance, reliability, customer support and service. Although the Company believes that it currently competes effectively with respect to these factors, the Company may not be able to continue to compete effectively in the future.

Dependence Upon Sole or a Limited Number of Suppliers: Certain key components and subassemblies used in the Company's products are currently obtained from sole sources or a limited group of suppliers, and the Company does not have any long-term supply agreements to ensure an uninterrupted supply of these components. Although the Company seeks to reduce dependence on sole or limited source suppliers, the inability to obtain sufficient sole or limited source components as required, or to develop alternative sources if and as required, could result in delays or reductions in product shipments which could materially and adversely affect the Company's results of operations and damage customer relationships. The purchase of certain of the components used in the Company's products require an 8 to 12 week lead time for delivery. An unanticipated shortage of such components could delay the Company's ability to timely manufacture units, damage customer relations, and have a material adverse effect on the Company. In addition, a significant increase in the price of one or more of these components or subassemblies could adversely affect the Company's results of operations.

Dependence Upon Significant Customers and Distribution Channel: The Company sold equipment to an unaffiliated customer totaling 14% of sales in 1997 and to two unaffiliated customers totaling 13% and 12% of sales in 1996. Sales to another two unaffiliated customers totaled 19% and 16% of sales in 1995. Ventek's sales have been to a relatively small number of multi-location plywood manufacturers. In the emerging pulp wood industry, the Company utilizes a single exclusive distributor for its products in North America. In much of the United States and in many areas in the rest of the world, the Company has entered an agreement with FMC Corporation to be its exclusive sales representative. While the Company strives to create long-term relationships with its customers, distributors and representatives, there can be no assurance that they will continue ordering or selling additional systems. The Company may continue to be dependent on a small number of customers, distributors and representatives, the loss of any of which would adversely affect the Company's business.

Risk of International Sales: Due to its export sales, the Company is subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements; fluctuations in the value of the U. S. dollar which could increase the sales prices in local currencies of the Company's products in international markets; delays in obtaining export licenses, tariffs and other barriers and restrictions; and the burdens of complying with a variety of international laws. For example, the possibility of sales to Indonesian customers has been adversely affected by that country's recent currency devaluation. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

Fluctuations  in  Quarterly  Operating  Results;  Seasonality:  The  Company has
experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside the control of the Company. These factors include the timing of significant orders and shipments, product mix, delays in shipment, capital spending patterns of customers, competition and pricing, new product introductions by the Company or its competitors, the timing of research and development expenditures, expansion of marketing and support operations, changes in material costs, production or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. These factors are difficult to forecast, and these or other factors could have a material adverse effect on the Company's business and operating results. Moreover, due to the relatively fixed nature of many of the Company's costs, including personnel and facilities costs, the Company would not be able to reduce costs in any quarter to compensate for any unexpected shortfall in net sales, and such a shortfall would have a proportionately greater impact on the Company's results of operations for that quarter. For example, a significant portion of the Company's quarterly net sales depends upon sales of a relatively small number of high-priced systems. Thus, changes in the number of such systems shipped in any given quarter can produce substantial fluctuations in net sales, gross profits, and net income from quarter to quarter. In addition, in the event the Company's machine vision systems' average selling price increases, of which there can be no assurance, the addition or cancellation of sales may exacerbate quarterly fluctuations in revenues and operating results.

The Company's operating results may also be affected by certain seasonal trends. For example, the Company may experience lower sales and order levels in the first quarter when compared with the preceding fourth quarter due to the seasonality of certain harvested food items and the timing of annual or semi-annual customer plant shut-downs during which systems are installed. The Company expects these seasonal patterns to continue, though their impact on revenues is expected to decline as the Company continues to expand its presence in non-agricultural and other markets which are less seasonal.

Risks Associated With Acquisitions: The Company may pursue strategic acquisitions or joint ventures in addition to the acquisitions of Pulsarr (subsequently divested in May 1997) and Ventek as part of its growth strategy. While the Company presently has no understandings, commitments or agreements with respect to any further acquisition, the Company anticipates that one or more potential opportunities may become available in the future. Acquisitions and joint ventures would require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management resources, increases in administrative costs and additional costs associated with debt or equity financing. For these reasons, any acquisition or joint venture by the Company may have an adverse effect on the Company's results of operations or may result in dilution to existing shareholders.

Dependence Upon Key Personnel: The Company's success depends to a significant extent upon the continuing contributions of its key management, technical, sales and marketing and other key personnel. Except for William J. Young, the Company's President and Chief Executive Officer, Alan R. Steel, the Company's Chief Financial Officer, Dr. James Ewan, SRC's President and Chief Executive Officer, and the four former stockholders of Ventek, the Company does not have long-term employment agreements or other arrangements with such individuals which would encourage them to remain with the Company. The Company's future success also depends upon its ability to attract and retain additional skilled personnel. Competition for such employees is intense. The loss of any current key employees or the inability to attract and retain additional key personnel could have a material adverse effect on the Company's business and operating results.

Uncertain Ability to Protect Intellectual Property: The Company's competitive position may be affected by its ability to protect its proprietary technology. Although the Company has a number of United States and foreign patents, such patents may not provide meaningful protection for its product innovations. The Company may experience additional intellectual property risks in international markets where it lacks patent protection.

Product Liability and Other Legal Claims: From time to time, the Company may be involved in litigation arising out of the normal course of its business, including product liability, patent and other legal claims. While the Company has a general liability insurance policy which includes product liability coverage up to an aggregate amount of $10 million, the Company may not be able to maintain product liability insurance on acceptable terms in the future. Litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by the Company. Any infringement claims or litigation against the Company could materially and adversely affect the Company's business, operating results and financial condition. If a substantial product liability or other legal claim against the Company were sustained that was not covered by insurance, there could be an adverse effect on the Company's financial condition and marketability of the affected products.

Warranty Exposure and Performance Specifications: The Company generally provides a one-year limited warranty on its products. In addition, for certain custom-designed systems, the Company contracts to meet certain performance specifications. In the past, the Company has incurred higher warranty expenses related to new products than it typically incurs with established products. The Company may incur substantial warranty expenses in the future with respect to new products, as well as established products, or with respect to its obligations to meet performance specifications, which may have an adverse effect on its results of operations and customer relationships.

Possible Need for Additional Financing: The Company may seek additional financing; however, the Company may not be able to obtain any additional financing on terms satisfactory to the Company, if at all. Potential increases in the number of outstanding shares of the Company's Class A Common Stock due to convertible debt, warrants and stock options, a substantial loss in 1996 and debt incurred for the acquisition of Ventek due in 1999, may limit the Company's ability to negotiate additional debt or equity financing.

Anti-Takeover Effects of Shareholder Rights Plan and Preferred Stock: In February 1998, the Company implemented a stock rights program. Pursuant to the program, stockholders of record on February 27, 1998 received a dividend of one right to purchase for $15 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to AMV's Class A Common Stock and will also become attached to shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of AMV's Class A Common Stock. The rights will expire on February 26, 2008 and are redeemable at $.0001 per right.

After a triggering event, the rights will detach from the Class A Common Stock. If AMV is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the rights or (ii) permit the rights holder to exercise the rights and receive therefore stock of AMV or the acquiring company equal to two times the exercise price of the right (i.e., $30). Under clause (ii) above, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of AMV's Board of Directors, the offer is inadequate.

While the Company is not aware of any current intent to acquire a sufficient number of shares of the Company's Common Stock to trigger distribution of the Rights, existence of the Rights could discourage offers for the Company's stock that may exceed the current market price of the stock, but that the Board of Directors deems inadequate. As of June 30, 1998, the Company did not have any Preferred Stock outstanding. The issuance of Preferred Stock could adversely effect the voting power of the holders of Common Stock and, under the circumstances listed above, make it more difficult for a third party to gain control of the Company.

Year 2000 Issues: AMV has established a company-wide initiative to examine the implications of the Year 2000 on the Company's computing systems and related technologies, and to assess the potential need for changes. The Company has identified areas of potential business impact, and appropriate modifications to its computing systems are underway. Management believes this will be accomplished in a timely manner. The Company is also communicating with suppliers and customers to coordinate Year 2000 conversion. Management does not currently believe that the costs related to the Company's compliance with the Year 2000 issue will have a material adverse effect on the Company's financial position, results of operations or cash flows. However, in the event that the Company or any of the Company's significant suppliers or customers experience disruptions due to the Year 2000 issue, the Company's operations could be adversely affected.


                                 USE OF PROCEEDS

Other than the exercise price of such of the Options as may be exercised and the purchase price of a portion of the restricted stock, the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay the costs of this offering, which are estimated to be $25,000, other than brokerage and counsel fees which may be incurred by a Selling Securityholder. Holders of the Options or the portion of the restricted stock subject to payment provisions are not obligated to exercise their Options or purchase the restricted shares, and there can be no assurance that such holders will choose to exercise or purchase all or any of such Options or shares. The gross proceeds to the Company in the event that all of the Options are exercised and restricted shares are purchased would be as follows:

                           Number of
                            Warrants        Exercise Price      Proceeds to
                           or Options          per Share          Company
                           ----------       --------------      -----------

Restricted Shares:          200,000            $ 1.80         $    360,000

Options:                    300,000              1.69              507,000
                             30,000              2.00               60,000
                             75,000              1.56              117,000
                             15,000              2.03               30,450
                                                              ------------

      Total                                                   $  1,074,450
                                                              ============

The Company intends to apply the net proceeds it receives from exercise of the Options or purchase of the restricted shares, to the extent any are exercised, to augment its working capital and for general corporate purposes.


                             SELLING SECURITYHOLDERS

All  of  the   Securities   offered   hereby  are  being  sold  by  the  Selling
Securityholders.

                                                                                                Ownership
                                        Ownership Prior to Registration                      After Offering
                               --------------------------------------------------      -----------------------------
                                                                  Type and Number
                                Type and Number                    of Securities       Type and Number
 Beneficial Owner              of Securities (1)   Percent (5)     Being Offered        of Securities    Percent (5)
 ----------------              -----------------   -----------     -------------        -------------    -----------
William J. Young (2)           840,500 shares of                107,500 shares of     733,000 shares of
                               Common Stock            7.3%     Common Stock          Common Stock          6.4%

James Ewan (2)                 375,700 shares of                69,500 shares of      306,200 shares of
                               Common Stock            3.4%     Common Stock          Common Stock          2.8%

Alan R. Steel                  329,500 shares of                55,500 shares of      274,000 shares of
                               Common Stock            3.0%     Common Stock          Common Stock          2.5%

Vikram Dutt (2)                100,000 shares of
                               Common Stock               *     Same                  0                       0%

Robert M. Loeffler (2)         100,000 shares of
                               Common Stock               *     Same                  0                       0%

Haig S. Bagerdjian (2)         100,000 shares of
                               Common Stock               *     Same                  0                       0%

Dario Bianchi (4)              35,000 shares of                 30,000 shares of      5,000 shares of
                               Common Stock               *     Common Stock          Common Stock            0%

PeopleVision, Inc. (4)         15,000 shares of
                               Common Stock               *     Same                  0                       0%

Eugene G. Heller (3)           82,100 shares of                 75,000 shares of      7,100 shares of
                               Common Stock               *     Common Stock          Common Stock            0%

*   Less than 1%.
(1) See table below for types of securities included.
(2) Messrs. Young, Ewan, Bagerdjian, Dutt and Loeffler are directors of the Company.
(3) Eugene G. Heller is a principal of Silverman Heller Associates, public relations counsel to the Company.
(4) Consultants to the Company.
(5) Percents are based on outstanding Common Stock as of June 30, 1998.

Ownership prior to registration in the above table consists of the following:

                                   Shares Owned
                            -------------------------
          Name              Unrestricted   Restricted    Options      Total
          ----              ------------   ----------    -------     -------
     William J. Young            233,000     107,500     500,000     840,500
     Dr. James Ewan                6,200      69,500     300,000     375,700
     Alan R. Steel                24,000      55,500     250,000     329,500
     Vikram Dutt                      --          --     100,000     100,000
     Robert M. Loeffler               --          --     100,000     100,000
     Haig S. Bagerdjian               --          --     100,000     100,000
     Dario Bianchi                 5,000          --      30,000      35,000
     PeopleVision, Inc.               --          --      15,000      15,000
     Eugene G. Heller              7,100          --      75,000      82,100


                              PLAN OF DISTRIBUTION

The shares of Common Stock offered hereby may be offered and sold from time to time by the Selling Securityholders listed above, or by pledgees, donees, transferees or other successors in interest. The Selling Securityholders will act independently of the Company in making decisions with respect to sales, including, without limitation, the timing, manner and price of sales.

The shares of Common Stock covered by this Prospectus may be sold by the Selling Securityholders in one or more transactions on the Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition to other manners of sale, the shares of Common Stock may be sold in one or more of the following ways: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time.

The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Securityholders and any discounts or commissions payable with respect to sales of such Shares.

In offering the securities, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

The Company has advised the Selling Securityholders that during such time as they may be engaged in a distribution of securities included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.


                            DESCRIPTION OF SECURITIES

The authorized capital of AMV consists of 60,000,000 shares of Class A Common Stock, no par value, 3,000,000 shares of Class B Common Stock, no par value, and 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"). At June 30, 1998, there were 10,641,718 shares and 76,835 shares of the Class A and Class B, respectively, and no shares of Preferred Stock outstanding.

Common Stock

General Provisions of Class A and Class B Common Stock

The Class A and Class B Common Stock (the "Common Stock") are substantially identical on a share-for-share basis. The holders of Common Stock vote as a single class on all matters to come before stockholders for a vote and may cumulate their votes in the election of directors upon giving notice as required by law. Each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon its sale or transfer, or the death of the holder.

All of the Common Stock is entitled to share equally in dividends from sources available therefor when, as and if declared by the Board of Directors, and upon liquidation or dissolution of AMV, whether voluntary or involuntary, and to share equally in the assets of AMV available for distribution to stockholders. Stockholders have no preemptive rights. All outstanding shares are fully paid (except for 200,000 shares of restricted Common Stock), non-assessable and legally issued. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by AMV's charter and without stockholder action.

Reference is made to AMV's Restated Articles of Incorporation, and Amended and Restated By-Laws, as well as to the applicable statutes of the State of California, for more detailed description of the rights and liabilities of stockholders.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series; and the AMV Board of Directors, without further stockholder approval, is authorized to fix the dividend rights and terms, conversion rights, voting rights (whole, limited or none), redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the AMV Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company; such issuance also could adversely affect the distributions on and liquidation preferences of the Class A Common Stock by creating more series of Preferred Stock with distribution or liquidation preferences senior to the Class A Common Stock. In the event that shares of Preferred Stock are issued as securities convertible into shares of Class A Common Stock, the holders of Class A Common Stock may experience dilution.

In February 1998, the Company implemented a stock rights program. Pursuant to the program, stockholders of record on February 27, 1998 received a dividend of one right to purchase for $15 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to AMV's Class A Common Stock and will also become attached to shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of AMV's Class A Common Stock. The rights will expire on February 26, 2008 and are redeemable at $.0001 per right.

After a triggering event, the rights will detach from the Class A Common Stock. If AMV is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the rights or (ii) permit the rights holder to exercise the rights and to receive therefore stock of AMV or the acquiring company equal to two times the exercise price of the right (i.e., $30). Under clause (ii) above, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of AMV's Board of Directors, the offer is inadequate.

Schedule of Outstanding Stock, Warrants and Potential Dilution

In addition to the Common Stock offered hereby, the Company has issued securities which, upon conversion or exercise, will significantly increase the number of shares of Class A Common Stock outstanding. The following table summarizes, as of June 30, 1998, outstanding common stock, potential dilution to the outstanding common stock upon exercise of warrants or conversion of convertible debt, and proforma proceeds or debt reduction from the exercise of warrants or conversion of debt. The table also sets forth the exercise or conversion prices and warrant expiration and debt due dates.

                                                                                                      Proforma
                                   Number or Principal                Common                          Proceeds
                                   Amount Outstanding               Stock After      Conversion        or Debt
          Security                  at June 30, 1998                Conversion          Price         Reduction
---------------------------------------------------------------------------------------------------------------
Common Stock currently
    outstanding                         10,718,553                  10,718,553
                                      ------------                ------------
Warrants (expiration date):
    D (7/31/98)                            125,000                     125,000         $   2.75     $    344,000
    G (2/28/99)                            240,000                     240,000             2.00          480,000
    I (7/23/01)                            250,000 (A)                 250,000             2.25          563,000
    J (9/30/99)                            300,000                     300,000             2.03          609,000
                                                                  ------------                      ------------

                                                                       915,000                         1,996,000
                                                                  ------------                      ------------
Convertible Debt (due date):
    6.75% Notes (4/16/01)             $    900,000                     422,535             2.13          900,000
    6.75% Ventek Note (7/23/99)       $  2,250,000                   1,000,000             2.25        2,250,000
    Ventek Note (7/23/99)             $  1,529,000 (A)               1,800,000                         1,529,000
                                                                  ------------                      ------------

                                                                     3,222,535                         4,679,000
                                                                  ------------                      ------------
Potentially outstanding shares
    and proforma proceeds
    or reduction of debt                                            14,856,088                      $  6,675,000
                                                                  ============                      ============

(A) The Company issued the $1,529,000 note and Class I Warrant in connection with the Ventek acquisition. The note is payable, (a) at the Company's option, in cash or by delivery of up to 1,800,000 shares of Class A Common Stock on the third anniversary date of the note; or (b) solely in cash in the event AMV Common Stock is delisted from the Nasdaq Stock Market.

The proforma amounts above are for illustrative purposes only. Unless the market price of AMV's Common Stock rises significantly above the exercise or conversion prices, it is unlikely that any warrants will be exercised or that the debt will be converted.

On June 30, 1998, AMV had outstanding options to purchase 3,325,000 shares of Common Stock (including options to purchase 420,000 shares of Common Stock, which Common Stock is being registered herein), 2,844,000 of which are under its stock option plans.

Transfer and Warrant Agent

The Transfer and Warrant Agent for AMV's Class A and Class B Common Stock and Class D Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.

Reports to Stockholders

AMV intends to furnish to stockholders, after the close of each fiscal year, an annual report relating to the operations of AMV and containing financial statements audited and reported upon by its independent public accountants. In addition, AMV may furnish to stockholders such other reports as may be authorized, from time to time, by the Board of Directors.

================================================================================


No dealer, salesman or other person has
been authorized to give any information
or make any representations, other than
those contained in this Prospectus, in                   652,500 Shares of
connection with the offering hereby, and,               Class A Common Stock
if given or made, such information and
representations must not be relied upon
as having been authorized by the Company
or the Selling Securityholders.  This
Prospectus does not constitute an offer
to sell, or a solicitation of an offer
to buy, any securities to any person in
any State or other jurisdiction in which
such offer or solicitation is unlawful.                   ADVANCED MACHINE
Neither the delivery of this Prospectus                  VISION CORPORATION
nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.


         ---------------






                                                         ------------------

                                                             PROSPECTUS

                                                         ------------------











                                                            July 10, 1998







================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of all the amounts of all expenses to be incurred in connection with the issuance and distribution of the securities that are the subject of this Registration Statement. The Company shall bear such expenses. All amounts shown, other than the Securities and Exchange Commission registration fee, are estimates.

Securities and Exchange Commission registration fee..............   $     390.75
Printing expenses................................................       2,000.00
Transfer Agent fees..............................................             --
Legal fees and expenses..........................................      10,000.00
Accounting fees and expenses.....................................       5,000.00
"Blue sky" fees and expenses.....................................       3,000.00
Miscellaneous expenses...........................................       4,609.25
                                                                    ------------

       Total.....................................................   $  25,000.00
                                                                    ============

Item 15.  Indemnification of Directors and Officers

Under California law, a California corporation may eliminate or limit the personal liability of a director to the corporation for monetary damages for breach of the director's duty of care as a director, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the director believes to be contrary to the best interests of the corporation or its shareholders or which reflect an absence of good faith on the director's part, the unlawful purchase or redemption of stock, payment of unlawful dividends and receipt of improper personal benefits. The Company's Board of Directors believes that such provisions have become commonplace among major corporations and are beneficial in attracting and retaining qualified directors, and the Company's Articles of Incorporation include such provisions.

The Company's Articles of Incorporation and By-Laws also impose a mandatory obligation upon Company to indemnify any director or officer to the fullest extent authorized or permitted by law (as now or hereinafter in effect), including under circumstances in which indemnification would otherwise be at the discretion of the Company. In addition, the Company has entered into indemnity agreements with each of its directors and officers providing for the maximum indemnification permitted or authorized by law.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers under the Securities Act of 1933.

Item 16.  Exhibits

The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration Statement:

Exhibit
Number   Description
-------  -----------

3.1      Restated Articles of Incorporation of the Company as amended to date. *

4.4      Form of Class D Warrant Agreement. *

4.6      Form of Class G Warrant Agreement. *

4.7      Form of Class I Warrant Agreement. *

4.8      Form of Class J Warrant Agreement. *

4.9      Form of stock option agreement. *

4.10     Form of 1997 Restricted Stock Plan and restricted stock agreement. *

4.11 Rights Agreement dated February 27, 1998 between the Company and American Stock Transfer and Trust Company. *

5.1 Opinion of Troy & Gould Professional Corporation regarding the legality of the securities registered hereunder. *

23.1     Consent of PricewaterhouseCoopers LLP (contained in Part II).

23.2     Consent of Troy & Gould Professional Corporation (contained in Exhibit
         5.1).

-------------------
* Previously filed.


Item 17.  Undertakings

       (a)   The undersigned Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement.

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b)   The undersigned Company hereby undertakes:

That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Medford, Oregon on July 10, 1998.


                                     ADVANCED MACHINE VISION CORPORATION


                                     By:  /s/ Alan R. Steel
                                     -------------------------------------------
                                          Alan R. Steel
                                          Vice President, Finance and
                                          Chief Financial Officer


                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         Signature                               Title                            Date
-------------------------------     -------------------------------------    -------------
*                                   Chairman of the Board of Directors,
-------------------------------     Chief Executive Officer and President
William J. Young                    Principal Executive Officer              July 10, 1998


/s/ Alan R. Steel                   Chief Financial Officer
-------------------------------     Principal Financial and                  July 10, 1998
Alan R. Steel                       Accounting Officer

*                                   Director                                 July 10, 1998
------------------------------
Haig S. Bagerdjian

*                                   Director                                 July 10, 1998
------------------------------
Vikram Dutt

*                                   Director                                 July 10, 1998
------------------------------
James Ewan

*                                   Director                                 July 10, 1998
------------------------------
Robert M. Loeffler

*                                   Director                                 July 10, 1998
------------------------------
Jack Nelson

*                                   Director                                 July 10, 1998
------------------------------
Rodger A. Van Voorhis


* by /s/ Alan R. Steel              Attorney-in-Fact                         July 10, 1998
------------------------------
Alan R. Steel


                                  EXHIBIT INDEX

Exhibit                                                          Sequential
Number                 Description                               Page Number
-------   -----------------------------------------              -----------

3.1       Restated Articles of Incorporation of the
          Company as amended to date. (6)

4.4       Form of Class D Warrant Agreement. (1)

4.6       Form of Class G Warrant Agreement. (2)

4.7       Form of Class I Warrant Agreement. (4)

4.8       Form of Class J Warrant Agreement. (7)

4.9       Form of stock option agreement. (1)

4.10      Form of 1997 Restricted Stock Plan and
          restricted stock agreement. (4)

4.11 Rights Agreement dated February 27, 1998 between the Company and American Stock
          Transfer and Trust Company. (6)

5.1       Opinion of Troy & Gould Professional
          Corporation regarding the legality of
          the securities registered hereunder. (7)

23.1      Consent of PricewaterhouseCoopers LLP
          (contained in Part II).                                     20

23.2      Consent of Troy & Gould Professional
          Corporation (contained in Exhibit 5.1). (7)

----------------------


(1)       Previously filed as an exhibit to Form S-1 (File No. 33-45126).

(2) Filed with the SEC on April 14, 1996, as an exhibit to the Company's Form 10-K for the year ended December 31, 1995.

(3) Filed with the SEC on July 30, 1996, as an exhibit to the Company's Form 8-K dated July 24, 1996.

(4) Filed with the SEC on January 22, 1997, as an exhibit to the Company's Form 8-K dated January 9, 1997.

(5) Filed with the SEC on May 14, 1997 as an exhibit to the Company's Form 10-Q for the quarter ended March 31, 1997.

(6) Filed with the SEC on February 20, 1998 as an exhibit to the Company's Form 8-A.

(7) Filed with the SEC on May 28, 1998 as an exhibit to the Company's Form S-3 dated May 28, 1998.